Exhibit 99.1

GlyEco Reports Fiscal First Quarter Financial Results

May 18, 2015 8:30 AM

Added Over 650 New National Retail Customer Locations for the Quarter; Adjusted EBITDA Increased 26% for the Three Month Period

PHOENIX, AZ / ACCESSWIRE / May 18, 2015 / A leader in sustainable glycol technologies GlyEco, Inc. ("GlyEco" or the "Company") (GLYE), announced the following financial results (in accordance with U.S. generally accepted accounting principles (GAAP)) for its fiscal quarter ended March 31, 2015, through the filing on May 15, 2015 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

First Quarter Highlights

- Processing Centers (excluding New Jersey):

- Revenue for the first quarter increased 26% to $1.1 million from $0.90 million in the same period last year.
- Added 650 new national retail customer locations while retaining over 97% of customers in the same period last year.
- Total gallons sold increased 19% to 264 thousand from 221 thousand in the same period last year.
- Processing Center (Elizabeth, New Jersey):

-Revenue for the first quarter decreased 72% to $0.2 million from $0.75 million in the same period last year. - Total gallons sold decreased 76% to 75 thousand from 315 thousand in the same period last year. - We are currently in negotiations with the landlord of our New Jersey facility and due to the uncertainty we have presented the operational highlights separately.

- Adjusted EBITDA (non-GAAP) for the quarter improved 25.8% to negative $399,943 from negative $539,282 in the same period last year.

First Quarter Financial Review

The Company's revenue was $1.34 million for the quarter ended March 31, 2015 compared to $1.65 million for same period last year, a decrease of $310,590 or 18.8%. Operating loss for the quarter improved by $210,713 to negative $935,851, an improvement of 18.4% when compared to the negative $1.15 million of operating loss for the same period last year. Net loss available to common shareholders for the quarter improved by $2.46 million to negative $978,766, an improvement of 71.5% when compared to the negative $3.44 million of net income available to common shareholders for the same period last year. Basic loss per share was $(0.02) compared to basic loss per share of $(0.07) for the same period last year.

Gross loss for the quarter was negative $107,813 or negative 8.0% of revenues compared to negative $8,382 or negative 0.5% of revenues for the same period last year. The decrease in cost of revenues for the three months ended March 31, 2015 was $211,159 or 12.7%, when compared to the three months ended March 31, 2014. The decrease in gross profit was mainly attributable to the decrease in total revenues.

First Quarter and Year-to-Date Business Update

"Although our recycling facility in Elizabeth, NJ negatively impacted our operations this quarter, the improving outlook at our other Processing and Distribution Centers and reductions to corporate overhead, including redundancies in headcount and efficiencies, helped mitigate the impact," said Mr. David Ide, GlyEco President and Chief Executive Officer. "Our Processing and Distribution Centers added over 650 new national retail customer locations while experiencing a retention rate of over 97% for same store customers during the same period in 2014, a clear indication of continuing customer demand for our high quality recycled antifreeze and specialty blended products, exceptional customer service, and distribution reach. Unfortunately, our recycling facility in NJ realized low production volumes due to a shutdown of the facility for several weeks for plant modifications and the lockout stemming from disagreements with the landlord. However, for the month of March our NJ facility realized a 33% increase in our monthly production run-rate compared to the same period last year. Additionally, our remaining facilities realized a 19% increase in total gallons processed for the quarter. We continue to invest in our business, focusing on building our national sales program, field operations technology infrastructure, improving and elevating our high product quality standards, and selectively increasing our processing capacity in strategic locations to position the company for further growth. We believe our dedication to quality - quality of recycled glycol products, quality of customer service, and quality of our experienced Processing and Distribution Centers will continue to advance GlyEco, Inc. We are committed to driving our business to profitability, focused expansion, and deploying our technology to advance the Company and our local, regional and national partners. First quarter gains in clients, and reductions in attrition, are the results of our dedication to quality, our investment into our facilities, and leadership from our field operations."

About GlyEco, Inc.

GlyEco is a vertically integrated glycol chemistry company with a patent-pending technology for transforming hazardous waste into reusable high quality products. GlyEco Technology™ has a unique process that cleanses and removes polluted glycols from all five waste-producing industries: HVAC, Textiles, Automotive, Airline and Medical. This technology recycles waste glycol to meet ASTM Type 1 and Type 2 specifications – the same level of purity expected of refinery-grade glycols to meet the needs of the glycol industry.

Our patent-pending technology enables our clients to handle the removal of their waste glycol in a responsible and environmentally safe manner. Our clients may treat glycols as a more sustainable resource, recycling and re-using waste glycols repeatedly. Since most polluted glycol is disposed of in our surface waters - which may have devastating results for the environment, especially aquatic life - the GlyEco Technology(TM) solution gives our customers a way to reduce waste while caring for the environment, and reducing their costs.

For further information, please visit: http://www.glyeco.com.

To partner or to start a project with us, please visit: Start a Project with GlyEco!

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT:

GlyEco, Inc.
Dwight Mamanteo
Non-Executive Chairman
dwight@glyeco.com
866-960-1539 ext. 703

SOURCE: GlyEco, Inc.